Exhibit 10.33

September 3, 2013

Re:  Effect of Corporate Reorganization on MIPs

Dear             :

As you may know, the corporate holding structure of EPE Acquisition, LLC (“EPE LLC”), has been reorganized such that the direct and indirect holders of membership interests in EPE LLC have exchanged their interests for shares of EP Energy Corporation (“EPE Corporation”), a newly formed Delaware corporation, which shares have substantially the same interests, rights, and obligations as the EPE LLC membership interests exchanged therefor.  As a result of the reorganization, the current direct and indirect owners of EPE LLC now own 100% of EPE Corporation, which in turn owns 100% of the business of EPE LLC.

Prior to the reorganization, you held Class B Units in EPE Employee Holdings, LLC (the “Company”), pursuant to a Management Incentive Unit Agreement with the Company dated May 24, 2012 (the “Award Agreement”).

This letter is to inform you that, in connection with the corporate reorganization of EPE LLC, the Company has exchanged all of its Class B Units of EPE LLC for shares of Class B Common Stock of EPE Corporation on a one-for-one basis.  As such, your Class B Units of the Company now correspond to shares of Class B Common Stock of EPE Corporation instead of Class B Units of EPE LLC.  The terms and conditions governing the shares of Class B Common Stock of EPE Corporation are set forth in that certain Stockholders Agreement dated August 30, 2013, by and among EPE Corporation and the stockholder parties thereto, and the Certificate of Incorporation of EPE Corporation filed with the Secretary of State of the State of Delaware on August 30, 2013 (in either case, as may be amended, restated, or modified from time to time), a copy of each of which is attached hereto as an exhibit.

Except as otherwise described herein and set forth in the exhibits attached hereto, all terms and provisions of your Award Agreement shall continue in full force and effect.

Sincerely,

Joan M. Gallagher
SVP, Human Resources and
Administrative Service

Enclosures (2)